EXHIBIT 99.1
For further information contact:
Michael Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
For Investor Relations contact:
Paula Schwartz — Rx Communications Group
917-322-2216 or pschwartz@rxir.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS
FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2009
Conference Call/Webcast to be held Today, Thursday, March 25, 2010 at 10:00 AM EDT
CEDAR KNOLLS, N.J., March 25, 2010 — Emisphere Technologies, Inc. (OTCBB: EMIS) today announced its financial results for the fourth quarter and year ended December 31, 2009. The Company will host a conference call to discuss the results at 10:00 AM EDT Thursday, March 25, 2010.
The live webcast of the conference call can be accessed through the Company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-888-397-5339 (United States and Canada) or 1-719-325-2343 (International). In addition, an archive of the webcast can be accessed through the same link; an audio replay of the call will be available following the conference call by dialing 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 4456888.
FOURTH QUARTER 2009 FINANCIAL RESULTS
Emisphere reported a net loss of $7.6 million, or $0.18 per basic and diluted share for the quarter ended December 31, 2009, compared to a net loss of $7.7 million, or $0.25 per basic and diluted share for the quarter ended December 31, 2008, which included a $3.8 million one time restructuring charge associated with the closure of its research and development facility in Tarrytown, New York.
The Company reported a fourth quarter 2009 operating loss of $3.5 million, which includes a $1.3 million charge arising from the Company’s lawsuit with its former Chief Executive Officer, compared to an operating loss of $8.2 million for the same period in 2008, which included the $3.8 million one time restructuring charge mentioned above.
Total operating expenses were $2.3 million for the fourth quarter 2009, not including the lawsuit charge, a decrease of $2.1 million or 48% compared to the same period in 2008, not including the restructuring cost. Total operating expenses include research and development costs of $0.6 million (a decrease of $2.1 million or 78% compared to the same period in 2008) and general and administrative expenses of $1.7 million (an increase of $0.3 million or 20% compared to the same period in 2008). Other expense for the fourth quarter of 2009 was $4.1 million compared to other income of $0.5 million for the fourth quarter of 2008 an increase of $4.6 million due primarily to an increase in fair value of derivative instruments of $3.7 million, a $0.6 million increase to interest expense and a decrease of $0.3 million in sublease income.

YEAR ENDING DECEMBER 31, 2009 FINANCIAL RESULTS
Emisphere reported a net loss of $21.2 million, including a one time credit adjustment to the restructuring liability to reflect the actual costs to close the Tarrytown facility, or $0.61 per basic and diluted share, for the year ended December 31, 2009, compared to a net loss of $24.4 million, including the $3.8 million one time restructuring charge, or $0.80 per basic and diluted share for the year ended December 31, 2008. Revenue for 2009 was $0.1 million, compared to $0.3 million in 2008.
Total operating expenses were $14.6 million for the year ended December 31, 2009 compared to $26.5 million for the year ended December 31, 2008, a decrease of $11.9 million or 45%. Excluding restructuring charges of ($0.4) million and $3.8 million for the years 2009 and 2008, respectively, and excluding the $1.3 million lawsuit charge for 2009, total operating expenses were $13.7 million for the year ended December 31, 2009, compared to $22.7 million for the year ended December 31, 2008, respectively, a decrease of $9.0 million or 40%.
Not including changes in the restructuring and lawsuit charges, total operating expenses include research and development costs of $4.0 million (a decrease of $8.7 million or 68% compared to 2008), general and administrative expenses of $10.1 million (an increase of $0.9 million or 10% compared to 2008), a gain on disposal of fixed assets of $0.8 million (an increase of $0.6 million compared to 2008), and depreciation and amortization expense of $0.4 million (a decrease of $0.5 million compared to 2008).
Other expense for the year ended December 31, 2009 was $6.7 million, compared to other income of $1.9 million for the year ended December 31, 2008. The $8.6 million increase was due primarily to a $4.7 million increase in the fair value of derivative instruments, a $2.1 million increase to interest expense, a $1.0 million decrease in other income from sale of patent, a $0.6 million decrease in sublease income, and a $0.2 million decrease in other income.
Weighted average basic and diluted shares outstanding for the year ended December 31, 2009 were 34,679,321 versus 30,337,442 for the year ended December 31, 2008.
LIQUIDITY
Cash, cash equivalents and restricted cash held as of December 31, 2009 were $3.6 million, a net decrease of $3.6 million from such amounts held on December 31, 2008.
“During 2009, we implemented a program of cost-control initiatives and management processes with the aim of extending the cash runway and better positioning the Company to realize the commercial promise of our Eligen® Technology. Now that those difficult actions are completed, and we’ve achieved a significantly lower cash burn rate, the Company is poised to realize the full potential of the Eligen® Technology,” said Michael V. Novinski, President and Chief Executive Officer.
With its lower cash burn rate, the Company anticipates that its existing capital resources, without implementing cost reductions, raising additional capital, or obtaining substantial cash inflows, will enable us to continue operations through approximately June 2010 or earlier if unforeseen events arise that negatively affect our liquidity.
PRODUCT DEVELOPMENTS
Emisphere has a deep and varied pipeline that includes prescription and nutritional supplement product candidates in varying stages of development. During November 2009, the Company launched its first commercially available product in partnership with Life Extension®. Oral Eligen® B12 (100 mcg) was specifically developed to help improve Vitamin B12 absorption and bioavailability with the Eligen® B12 patented formulation.
Also in November 2009, the Company announced that interim data from an ongoing study demonstrated that its oral Eligen® B12 (1000mcg) restored B12 to normal levels in individuals with Vitamin B12 deficiency. Availability of a highly efficacious oral B12 product is expected to be a significant benefit for the millions of individuals with B12 deficiency. This clinical study with Eligen® B12 (1000mcg) is expected to be completed within the first half of 2010.

During December 2009, the Company announced that an independent Data Monitoring Committee (“DMC”) informed Novartis and its partner Nordic Bioscience of their recommendation to proceed with the osteoporosis Phase III Study 2303 and the osteoarthritis Phase III Study 2301 exploring the safety and efficacy of an oral formulation of salmon calcitonin to treat patients with osteoporosis and osteoarthritis of the knee. Based on this interim analysis, the DMC is of the opinion that there are no major or unexpected safety concerns and recommended proceeding with the studies to evaluate the efficacy and safety profile of oral calcitonin at two years as planned.
During January 2010, we announced that Novo Nordisk had initiated its first Phase I clinical trial with a long-acting oral GLP-1 analogue (NN9924). This milestone released a $2 million payment to Emisphere, whose proprietary Eligen® Technology is used in the formulation of NN9924.
The company is continuing with a number of pre-clinical programs in collaboration with other companies as well as projects on its’ own using the Eligen® Technology to improve the oral absorption of selected molecules. “We continue to be very encouraged and enthusiastic with the supporting data and information that is being generated and published from those programs and collaborations using our Eligen® Technology. We believe it underscores the value of Emisphere and the future products using our technology,” stated Mr. Novinski.
ABOUT EMISPHERE TECHNOLOGIES, INC.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules and nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-Looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (file No. 000-17758), filed on March 16, 2009 and as amended on Form 10-K/A as filed on April 30, 2009, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009.
Presentation of Financial Information
To supplement its condensed financial statements presented in accordance with US GAAP, the company is providing a comparison of operating results describing net income and operating expenses which removed certain non-cash and one-time or nonrecurring charges and receipts. The Company believes that this presentation of net income and operating expense provides useful information to both management and investors concerning the approximate impact of the items above. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period to period and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.
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EMISPHERE TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
For the three months and twelve months ended December 31, 2009 and 2008
(in thousands, except share and per share data)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Gross Profit on Sales	$77	$5	$77	$251

Costs and expenses:
Research and development	594	2,685	4,046	12,786
General and administrative expenses	1,721	1,431	10,068	9,167
Gain/loss on disposal of fixed assets	34	—	(789)	(135)
Depreciation and amortization	(59)	273	367	914

Expenses from lawsuit	1,293	—	1,293	—

Total costs and expenses	3,583	4,389	14,985	22,732

Restructuring Charge	(3)	3,831	(356)	3,831
Bad debt expense		9		9

Operating (loss) income	(3,503)	(8,224)	(14,552)	(26,321)

Other income and (expense):
Change in fair value of derivative instruments	(2,759)	978	(2,473)	2,220
Investment and other income	40	315	363	1,168
Sale of patents	—	—	500	1,500
Interest expense, net	(1,380)	(773)	(5,081)	(2,955)

Total other income (expense)	(4,099)	520	(6,691)	1,933

Net (loss) income	(7,602)	(7,704)	(21,243)	(24,388)

Net (loss) income per share, basic and diluted	(0.18)	(0.25)	(0.61)	(0.80)

Weighted average shares outstanding, basic and diluted	42,070,401	30,341,078	34,679,321	30,337,442

EMISPHERE TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
December 31, 2009 and December 31, 2008
(in thousands, except share and per share data)

	December 31,
	2009	2008
	(In thousands,
	except share data)
ASSETS
Current assets:
Cash and cash equivalents	$3,566	$7,214
Accounts receivable, net of allowance of $0 in 2009 and $9 in 2008	158	232
Inventories	20	—
Prepaid expenses and other current assets	369	273

Total current assets	4,113	7,719
Equipment and leasehold improvements, net	138	465
Restricted cash	259	255
Purchased technology, net	1,077	1,316
Deferred financing cost	346	421

Total assets	$5,933	$10,176

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable, including accrued interest and net of related discount	$12,588	$12,011
Accounts payable and accrued expenses	4,975	2,361
Derivative instruments:
Related party	3,205	153
Others	2,984	114
Deferred revenue, current	—	87
Restructuring charge, current	750	927
Other current liabilities	52	20

Total current liabilities	24,554	15,673

Notes payable, including accrued interest and net of related discount, related party	13,076	18,209

Derivative instrument, related party	4,591	—
Restructuring charge, non-current	—	1,953
Deferred revenue, non-current	11,494	11,240
Deferred lease liability and other liabilities, non current	82	129

Total liabilities	53,797	47,204

Commitments and contingencies	—	—
Stockholders’ deficit:

Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding-none	—	—

Common stock, $.01 par value; authorized 100,000,000 shares; issued 42,360,133 shares (42,070,401 outstanding) in 2009 and 30,630,810 shares (30,341,078 outstanding) in 2008	424	306
Additional paid-in capital	392,335	400,306
Accumulated deficit	(436,671)	(433,688)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(47,864)	(37,028)

Total liabilities and stockholders’ deficit	$5,933	$10,176